As filed with the Securities and Exchange Commission January 7, 2003 File No. 333-100110

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 Amendment No. 3

                              SIMPLAGENE USA, INC.
             (Exact name of registrant as specified in its charter)

                 Nevada                                01-0741042
                 ------                                ----------
    (State or Other Jurisdiction of                   (IRS Employer
     Incorporation or Organization)                Identification No.)

                          11900 Wayzata Blvd. Suite 100
                            Hopkins, Minnesota 55305
                                 (952) 541-1155
       (Address and telephone number of registrant's principal offices)

                                 Craig Laughlin
                          11900 Wayzata Blvd. Suite 100
                            Hopkins, Minnesota 55305
            (Name, address and telephone number of agent for service)

                                   Copies to:

                              Mark E. Lehman, Esq.
                         Cohne, Rappaport & Segal, P.C.
                          525 East 100 South, 5th Floor
                            Salt Lake City, UT 84102
                                 (801) 532-2666
                               (801) 355-1813 Fax

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

The securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               CALCULATION OF REGISTRATION FEE

Title of Each Class     Amount to be       Proposed Offering   Proposed Maximum     Amount of
Of Securities to be     Registered         Price per Share     Aggregate Offering   Registration
Registered                                                     Price                Fee
-----------------------------------------------------------------------------------------------
Common Stock            1,000,000 shares   $0.10 per share     $100,000             $9.20

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion January 7, 2003

                                    $100,000
                              SIMPLAGENE USA, INC.
                             1,000,000 COMMON SHARES

     This is SimplaGene USA Inc.'s initial public offering. We are offering 1,000,000 shares of common stock. The public offering price is $0.10 per share. There is no public market for our common stock.

     See "Risk Factors" beginning on page 3 for information you should consider before you purchase the shares.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     The shares are offered on a self-underwritten basis through SimplaGene USA's officers and directors. No commission or other compensation related to the sale of the shares will be paid to our officers or directors. The proceeds of the offering will be held in an escrow account at Associated Bank Minnesota, NA, until $100,000 in cash is received from the sale of shares. If $100,000 is not received from the sale of the shares within 90 days from the date of this prospectus, unless extended by SimplaGene USA for an additional 30 days, your investment will be promptly returned to you without interest and without any deductions. We may terminate the offering at any time.

--------------------------------------------------------------------------------
                       Price to Public       Commissions     Proceeds to Company
--------------------------------------------------------------------------------
Per Share                   $0.10               $-0-                $0.10
--------------------------------------------------------------------------------
Total Offering            $100,000              $-0-              $100,000
--------------------------------------------------------------------------------

            The date of this prospectus is _______________, 2003.

                               PROSPECTUS SUMMARY

Our company

     SimplaGene USA, Inc. intends to market genetic data regarding the Hepatitis B Virus (HBV), gathered by Ningbo SimplaGene Institute, a Chinese research institute, to pharmaceutical firms and research organizations. Dr. Xinbo Wang, Jingwei Wang, and Jing Deng, who are officers, directors, and stockholders of SimplaGene USA, are the president, chief executive officer, and vice president, respectively, of Ningbo SimplaGene Institute. Further, Dr. Xinbo Wang is the sole owner of Ningbo SimplaGene Institute.

     We are a development stage business and have yet to commence sales operations or generate any revenue. Our plan is to use the net proceeds of this offering to create an e-commerce web site on the Internet for the product and develop sales materials that can be used in direct sales efforts with potential customers.

     Our executive offices are located at 11900 Wayzata Blvd. Suite 100 Hopkins, MN 5541. Our telephone number is 952-541-1155

The offering

Common stock offered              1,000,000 shares

                                  In the event less than 1,000,000 shares are sold on _________, 2003 (or, if extended at our election, on _________, 2003)
                                  subscriptions will be promptly returned to investors without interest and without deducting expenses of this offering.

Offering terms                    The offering price is $0.10 per share

                                  Subscription payments will be promptly
                                  deposited with the escrow agent, Associated
                                  Bank Minnesota, NA, which will return funds if 1,000,000 shares are not sold in time or disburse funds to SimplaGene USA if they are.

Common stock outstanding          2,950,000 shares
  after the offering

Use of proceeds                   Proceeds from this offering will
                                  be used:

                                  o     to create an e-commerce web site
                                  o     to develop sales materials
                                  o     for working capital

Summary financial information

     The following summary financial information is qualified by reference to the financial statements of SimplaGene USA included at the end of this prospectus.

      Statements of Operations Data
                                                Period from August 2,
                                                        2002
                                               (date of incorporation)
                                               through August 31, 2002

      Revenues                                       $       -
      Cost of Sales                                          -
      Operating Expenses                                     -
                                                      --------
      Net Income                                     $       -
                                                      ========

      Balance Sheet Data
                                                As of August 31, 2002

      Current assets                                 $     19,500
      Total assets                                   $     19,500
      Current liabilities                            $       -
      Total liabilities                              $       -
      Total stockholders' equity                     $     19,500

                                  RISK FACTORS

     SimplaGene USA is a development stage company with no operating history, which makes it difficult to evaluate our future performance. We were formed in August 2002, and since that time our business activities have been limited to organization and start-up activities. We are in the development stage and have no history of operations on which you can predict our ability to implement out business or future performance. There is no assurance that we can successfully implement our proposed business.

     Our lack of capital raises substantial doubt about our ability to continue in business. We have not generated any revenue from operations and do not expect to be able to do so until we implement our business. We need the funds from this offering to implement our business. If this offering fails, we have not identified any other sources of financing for our business and we cannot predict whether any other sources of financing might be available. Even if the offering is successful, there is no assurance revenue from our business will sustain our operations. In this circumstance we would need to seek additional debt or equity financing, most likely from significant stockholders or management, to continue in business. However, there is no obligation by significant stockholders, management, or anyone else to provide additional funding, and there is no assurance that we will be able to obtain additional funding on acceptable terms. These factors raise substantial doubt about our ability to continue as a going concern.

     We have not conducted any market studies, so we cannot predict whether there will be a meaningful market for our data product. Our proposed business is to distribute genetic information on the hepatitis B virus, including specific types and variations of that virus. This data is likely to be of value only to those conducting research on the disease or to develop drugs and treatments for the disease. We have not conducted any market studies to determine how many institutions or firms are engaged in these research activities, so it is management's belief alone that there is a meaningful market for this data that serves as the basis for us embarking on this venture. If our belief is unfounded, then we will not generate any meaningful revenue from our proposed business.

     In the event a significant amount of the data we offer becomes part of the public domain, we may lose the market for our product. The HBV data we intend to distribute was developed by Ningbo SimplaGene Institute by collecting and analyzing a large number of blood serum samples from HBV patients that are not in the public domain. Ningbo SimplaGene Institute does not intend to pursue patent protection for its data based on a determination that such protection is not obtainable. Ningbo SimplaGene Institute must rely on non-disclosure agreements with its customers to prevent reproduction and distribution of the data it will sell through us. Furthermore, others could pursue a research project to collect and analyze a large number of HBV samples to produce and make available through public information centers the same type of data we offer. In the event the DNA data we offer is pirated or developed independently by others and becomes part of the databases available to the public without charge, we would likely lose our market for the data product, which would effectively terminate our business.

     Advances in the treatment of hepatitis B virus could diminish or eliminate the market for the data. The target market for the data product we intend to offer includes pharmaceutical companies and institutions engaged in the search for drug therapies for the disease. To the extent one or more of them are successful in doing so, it is unlikely there would be further demand for the hepatitis B virus data we offer and our business could effectively terminate.

     Our management has no experience in marketing the data product, which may adversely affect the development of our business. Our management has no experience in marketing data products to pharmaceutical companies and research institutions. This lack of experience could result in us using our limited resources on marketing approaches that prove to be ineffective and retard the development of our business.

     Our management will not devote full time service to our business, which may adversely affect the establishment of our business. Our officers and directors are currently employed or engaged in other positions or activities. If and when we obtain capital to implement our business, they will devote only that amount of time to our business affairs that they deem necessary to begin marketing our product, which we estimate will be an average of 35 hours per week in the aggregate for all officers, and then only devote such additional time that they determine may be appropriate based on how the business develops. The lack of full time service from our management may impair our ability to succeed in starting the business and, if we have success, retard development of the business.

     Our management may have certain conflicts of interest that could result in them not acting in the best interest of SimplaGene USA. Certain conflicts of interest may exist between SimplaGene USA and Dr. Xinbo Wang, Jingwei Wang, and Jing Deng. These individuals are officers, directors, and stockholders of SimplaGene USA, and are also officers or owners of Ningbo SimplaGene Institute, the manufacturer of the data product we intend to sell. Conflicts that might arise include, but are not limited to, the following:

     o Under our distribution arrangement Ningbo SimplaGene Institute has the right to approve the terms of any sale on credit, so a prospective sale on credit that would benefit SimplaGene USA may be disapproved by Ningbo SimplaGene Institute if it finds the credit terms unacceptable.

     o Our distribution agreement provides that Ningbo SimplaGene Institute may terminate our distribution rights on 30 days advance notice if we commit a material breach of the agreement and fail to act to remedy the breach. A conflict could arise where Ningbo SimplaGene Institute concludes a breach has occurred, but we believe we have complied with the terms of the agreement.

     o Ningbo SimplaGene Institute may grant distribution rights to others for territories outside our territory, which is the United States, Canada, and Mexico, without any requirement to first offer such rights to us, which could limit our ability to expand our business.

Failure by management to conduct our business in our best interest and that of our stockholders may adversely affect the development of our business and subject management to claims of breach of fiduciary duty.

     We will have sufficient capital to operate for only a limited time. Even if we succeed in completing this offering, we will only have enough money to launch our e-commerce web site and to operate for about 12 months. If we do not begin generating cash flow within that time, we may have to seek other sources of financing. We have not identified any other sources of financing. If additional sources of financing are not available, we may be forced to terminate operations.

     Disruptions in the operation of our technology could adversely affect our operations. We will depend on our computer systems and the Internet to effectively operate our business and market the data product. We do not own our own computer equipment, and depend on the availability of equipment provided by Craig Laughlin, an officer and director. Significant disruption in the operation or availability of these systems would adversely affect our business and results of operations.

     Concentration of ownership will adversely affect your ability to have any impact on the policies and management of SimplaGene USA. Our current management will own more than a majority of our outstanding common stock following the completion of the offering. As a result of such ownership, these persons will effectively have the ability to control SimplaGene USA, direct its business and affairs, and delay or prevent a change in control.

     If no public market in our common stock develops after the offering, then you will be unable to sell your common stock and liquidate your investment. Because this is our initial public offering, no public market currently exists for our common stock. Since this offering is being made by SimplaGene USA without the assistance of a broker-dealer, there is no assurance that a broker-dealer will make a market in our common stock after the offering, which means there is no assurance a public trading market in our common stock will develop after the offering. The lack of a public trading market after the offering would make it practically impossible for you to liquidate your investment in SimplaGene USA.

                           FORWARD-LOOKING STATEMENTS

     You should carefully consider the risk factors set forth above, as well as the other information contained in this prospectus. This prospectus contains forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the "Risk Factors" and "Plan of Operation" sections and elsewhere in this prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this prospectus.

                          Dilution and Comparative Data

     Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by you to buy common stock in this offering and the net tangible book value per share of our common stock after the offering. After giving effect to the sale of all offered shares and deducting estimated offering expenses payable by us, our net tangible book value would be $101,990, or $0.035 per share. This represents an immediate increase in net tangible book value of $0.025 per share to existing stockholders and an immediate dilution in net tangible book value of $0.065 per share to you. The following table illustrates the per share dilution:

      Offering price per share                                            $0.100

            Net tangible book value per share as of August 31, 2002    0.010

            Increase per share attributable to sale of shares          0.025
                                                                       -----

      Net tangible book value per share after offering                     0.035
                                                                           -----

      Dilution in net tangible book value per share to investors          $0.065
                                                                           =====

     The following table summarizes the comparative ownership and capital contributions of existing holders of our common stock and investors in this offering.

                                 Shares Owned      Consideration Paid    Price
                               Number    Percent   Amount    Percent   Per Share
                               ------    -------   ------    -------   ---------
Present Shareholders          1,950,000    66.1    $ 15,000     13.0     $0.01
New Investors                 1,000,000    33.9    $100,000     87.0     $0.10

                                 USE OF PROCEEDS

     The net proceeds to be realized by SimplaGene USA from this offering will be $82,490, after deducting estimated offering related expenses of approximately $17,510. We intend to use approximately $4,000 for the development of an Internet site for promoting and selling hepatitis B virus genetic information, $20,000 to produce and mail marketing materials for direct sales efforts, and $58,490 for working capital. Working capital may be used during the 12 months following the offering for general corporate purposes to operate and manage our proposed operations, which may include wages for clerical staff estimated at $24,000, fees of independent marketing consultants estimated at $12,000, professional fees for preparing and filing our reports with the Securities and Exchange Commission estimated at $10,000, and other administrative expenses estimated at $12,490. Before using the proceeds of this offering, we may make temporary investments in short-term interest-bearing securities, including money market accounts, certificates of deposit, and savings accounts.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of August 31, 2002, and as adjusted to give effect to the sale of all offered shares and payment of our estimated offering expenses. This table should be read in conjunction with our financial statements and notes thereto.

                                                       Actual       As Adjusted
                                                     ------------   ------------

Long term debt                                       $      -       $      -
                                                     ----------     ----------

Stockholders' deficit
   Preferred stock, $0.001 par value; 10,000,000
   shares authorized
   None issued and outstanding                              -              -
   Common  stock,  $0.001 par  value, 50,000,000
   shares authorized;
   1,950,000 shares issued and outstanding,
   and 2,950,000 shares outstanding, as adjusted          1,950          2,950
   Additional paid in capital                            17,550         99,040
   Accumulated deficit                                      -              -
                                                     ----------     ----------
     Total stockholders' equity                          19,500        101,990
                                                     ----------     ----------

Total long term debt and stockholders' deficit       $   19,500     $  101,990
                                                     ==========     ==========

                                PLAN OF OPERATION

     The proposed business of SimplaGene USA is to distribute hepatitis B virus genetic data owned by Ningbo SimplaGene Institute. Our business will not require us to engage in any product research or development activity. Our business is limited to developing and maintaining a sales capability for the hepatitis B virus data. We have not conducted any market studies or contacted any potential users to determine whether there is a market for this data product. It is management's belief alone that there may be a market for this data that serves as the basis for us embarking on this venture.

     We have not engaged in any material operations or generated any revenues. Following completion of the offering we will develop our Internet web site, produce advertising and promotional materials, and make initial contact with prospective users of the HBV data we intend to distribute. We do not plan to purchase any computer equipment with the proceeds of this offering, as Craig Laughlin, a vice president, has indicated his willingness to allow us to use equipment he owns personally until we generate revenue from the sale of product and have sufficient capital to purchase our own. Our objective is to commence marketing efforts within three to four months following completion of the offering, so that we can generate revenue to sustain our operations following completion of the offering. The following chart illustrates our intended development of the business during the 12 months following completion of the offering and the estimated cost.

Period                    Activity                    Cost

Three to four months      Engage website designer     Website design and launch,
following completion of   and create website;         $3,000
offering                  design and print marketing
                          brochure based on website   Marketing brochure and
                          design; develop internally mailng, $14,000 from Internet and other reference sources mailing list of HBV researchers;
                          launch website and mail
                          brochure to mailing list.

From four months to 12    Evaluate response to        Website revision, $1,000
months following          marketing with respect to
completion of offering    both product and pricing.   Brochure revision and
                          Make adjustments to         printing, $6,000
                          marketing approach. Revise
                          website and marketing
                          materials as needed.

     We cannot predict when the first product sale may occur because we will not determine how customers will receive our product offering until we actually begin our marketing effort. From the initial rollout we hope to obtain information on the market for the product and adjust the marketing approach based on our evaluation of the response, with a view to generating revenue from sale of the product during the period of six to 12 months following completion of the offering.

     We may consider engaging the services of an independent marketing consultant if, after the first four to six months of our marketing effort, we believe there is room for improvement in the response. Based on informal inquiries of the costs of such services, we believe the cost would be at least $1,000 per month and could be more depending on the experience and size of the consultant's organization and the scope of the engagement.

     We will rely on third party suppliers to build our website and produce our marketing materials, subject to the supervision and approval of our executive officers. We have not entered into an agreement with anyone to perform these services, so our estimates of the cost for these services is based solely on management's informal investigation of pricing by third party suppliers. Actual costs may vary, and to the extent such costs significantly exceed our estimates, we may need to seek additional financing to implement our business or not be able to implement our business as planned.

     We expect our executive officers will initially render services on a part-time basis as required for the development of our web site and marketing materials, and make initial contacts with prospective users of the data product. Our executive officers will provide such services without compensation in consideration of the benefits they expect to derive as stockholders from commencement of business operations, and because SimplaGene USA will not have the capital to pay compensation unless it generates revenue from operations or obtains additional financing. At such time as we have sufficient capital, we expect we will enter into formal arrangements to compensate our executive officers for their services on terms yet to be decided. Furthermore, if we are successful in establishing meaningful operations, we expect our executive officers will commit more time to the business and we will evaluate hiring employees to support the development of our business. Regardless of whether we are successful, we are required to file certain periodic reports with the Securities and Exchange Commission, and will retain the services of outside professionals, such as attorneys and accountants, to assist us with meeting this obligation. We estimate the cost of these outside services will be at least $5,000 over the 12 months following this offering.

     We have no corporate office space under lease at this time. We use office space provided by Craig Laughlin, a vice president, director, and principal stockholder, without charge, so that we can preserve our capital for implementing our business. If we are successful in establishing meaningful operations, we expect we will seek and lease space suitable for our needs, but we cannot predict at this time what our lease obligation may be.

     Under our distribution agreement with Ningbo SimplaGene Institute, we hold the exclusive right to distribute the data product in the United States, Canada, and Mexico. Ningbo SimplaGene Institute has not entered into a distribution agreement with any one else within or outside our territory, so prospective users cannot obtain the product from any other source. We purchase the product at a 30% discount to the actual sale price of the product license and renewals we receive from a customer. We expect to offer the data product to prospective users at $50,000, which includes the current version of the hepatitis B virus data files and any updates within one year of initial purchase without additional charge. After the first year, users must pay an annual fee of $10,000 to continue to use the product and receive additional updates. Ningbo SimplaGene Institute is not aware of any other company selling viral genomic information, so it has no basis for setting the price point for its data product on the basis of similar products in the market. Consequently, the pricing was determined arbitrarily, so it is possible that Ningbo SimplaGene Institute will adjust the pricing based on the response to our marketing effort. Ningbo SimplaGene Institute sets the product sale price and may adjust the selling price by giving us 60 days advance notice of the new pricing. We are authorized to offer a 10 percent discount to the selling price set by Ningbo SimplaGene Institute. The hepatitis B virus data is produced and delivered in the form of a compact disc with data files. It is the responsibility of Ningbo SimplaGene Institute to produce and deliver the product to us for redelivery to the end user against purchase orders we place. Under the terms of our distribution agreement with Ningbo SimplaGene Institute, it will maintain an inventory of product at our office and we will not have to pay for any product until it is sold. Therefore, we will not make any capital expenditures to acquire or maintain inventory. Dr. Xinbo Wang, Jingwei Wang, and Jing Deng, who are officers, directors, and stockholder of SimplaGene USA, are the president, chief executive officer, and vice president, respectively, of Ningbo SimplaGene Institute. Further, Dr. Xinbo Wang is the sole owner of Ningbo SimplaGene Institute.

     We intend to meet our initial capital needs with the proceeds of this offering. We believe the proceeds of the offering will be adequate to fund our capital requirements for twelve months following completion of the offering. If within that period we are not successful in generating revenues that will sustain our operations, we will need to obtain additional debt or equity financing to remain in operation. We have not presently identified any sources of additional financing should that become necessary, so we cannot predict whether additional financing will be available on terms we find acceptable. If additional financing is needed and cannot be obtained, we would likely be forced to curtail or terminate our operations. In these circumstances, SimplaGene USA would not have any working capital, so it is not expected that it would pursue participation in any other business venture, whether through merger, purchase, or otherwise. Consequently, management may, depending on the cost involved, elect to dissolve the corporate existence of SimplaGene USA or simply allow it to lay dormant, but in either case your investment in SimplaGene USA would be worthless.

                                    BUSINESS

General

     We are a Nevada corporation formed on August 2, 2002, to market hepatitis B virus (HBV) genetic data gathered by Ningbo SimplaGene Institute, a Chinese research institute, to pharmaceutical firms and research organizations. We intend to market this information on compact disc for use in scientific research and drug studies. Anticipated uses of this information include, analyzing mechanisms of viral infection, developing new pharmaceuticals, conducting standardized testing, and conducting other research. We do not intend to engage in any research activity and do not believe our business is subject to any meaningful government regulation.

The industry opportunity

     All living organisms contain four basic biomolecules: nucleic acids, which include DNA and RNA; proteins; carbohydrates; and lipids. Biomolecules are typically much larger and more complex than common molecules, which makes the analysis of biomolecules significantly more complex. Historically, key advances in therapeutics have come from an understanding of DNA or proteins. DNA molecules provide instructions that ultimately control the synthesis of proteins within a cell, a process known as gene expression. DNA molecules consist of long chains of chemical subunits, called nucleotides. DNA molecules consist of two long chains of nucleotides bound together to form a double helix. Genes are individual segments of these DNA molecules that carry specific information necessary to construct particular proteins. Genes may contain from several dozen to tens of thousands of nucleotides. The entire collection of DNA in an organism, called the genome, may contain a wide range of nucleotides.

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

     An increased appreciation of how DNA ultimately determines the functions of living organisms has generated a worldwide effort to identify and sequence genes of many organisms, including the genes of a variety of viruses. Research efforts in genetics generally fall into three broad categories: sequencing, genotyping, and gene expression. In sequencing procedures, the goal is to determine the exact order of the individual nucleotides in a DNA strand so that this information can be related to the genetic activity influenced by the piece of DNA. In genotyping, the goal is to determine a particular sequence variant of a gene and its particular association with an individual's DNA. This testing is not performed to determine the complete structure of the gene, but rather is performed to determine if the particular variant can be associated with a particular disease susceptibility or drug response. In gene expression studies, the goal is to determine whether a particular gene is expressed in a relevant biological tissue.

     As researchers learn more about DNA and genes, they are also developing a better understanding of the role of proteins in human disease through efforts in the filed of proteomics, the study of proteins expressed, or encoded, by genes. Proteins are the products of genes and, after gene expression and modification, are believed to be key drivers and mediators of cellular function and biological system activity. The understanding and treatment of disease today involves the study of genes and frequently involves the measurement of a drug' binding to specific proteins in the body.

     SimplaGene USA believes that gene and protein research will increase as companies in the pharmaceutical and biotechnology industries seek to accelerate their drug and development efforts. This research effort has spawned a new industry in recent years known as bioinformatics, which combines the fields of molecular biology, information technology, and Internet communications. Bioinformatics enables researchers using automated laboratory research techniques to efficiently organize, share, analyze, and interpret genomic, proteomic, and other biomolecular data. Pharmaceutical, research and biotechnology institutions are employing bioinformatics to research and develop new diagnostic and treatment methods for the wide range of human diseases and disorders. An article published July 2000 in Scientific American reports that bioinformatics was a $300 million industry at that time and is estimated to increase to a $2 billion industry within five years.

     In order to pursue this research, however, there must be a meaningful and accurate bank of data for the researcher to analyze. Our objective is to provide this information for pharmaceutical, research, and biotechnology institutions focusing on developing diagnostic and therapeutic products for HBV.

Our product

     Hepatitis   B  virus,   a  member   of   hepadnaviridae,   is  a   circular
double-stranded DNA virus, and is one of the major causative agents of chronic liver diseases, especially in Asia and Africa. In Europe and North America the incidence of known carriers is about 1 in 1,000 people. It is estimated that there are 280 million carriers worldwide representing more than five percent of the global population. HBV is transmitted by the exchange of body fluids. It is possible to be infected with HBV and experience no illness or symptoms. People with a chronic hepatitis infection are at risk of liver damage, and 20-30 percent of those infected will develop cirrhosis of the liver. HBV virus is classified into four major subtypes based on the molecular evolutionary analysis of the genomic DNA. Within these major subtypes there are estimated to be 51 variations of the genes within the DNA sequences. Having data on the multitude of variations facilitates the development of broadly applicable diagnostic and treatment products.

     In microbiology the process of researching an organism requires the collection of a sample and analysis of that sample to discover its structure and processes. However, as the first sample may have anomalous features, it is necessary to collect and analyze a number of samples to discover and describe most or all the variations. Obtaining comprehensive information on the

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

variations of an organism is necessary for the development of diagnostic and treatment regimens that have broad application to persons affected by the organism, regardless of the variation.

     Over a period of seven years Ningbo SimplaGene Institute purchased from hospitals and other health facilities over 200,000 HBV infected blood samples containing the four primary HBV subtypes; "gdr," "gyw," "gdw-1," and "gdw-2." From these samples it has extracted genomic information on HBV subtype "gdr" and its variations by separating the HBV DNA from approximately 20,000 samples in the laboratory and mapping the genetic sequence. The HBV genomic information offered by Ningbo SimplaGene Institute was derived solely from its analysis of these samples, which have been retained and stored by Ningbo SimplaGene
Institute and are not available to other researchers. The collection and analysis of a large number of samples has enabled Ningbo SimplaGene Institute to compile what it believes to be a comprehensive database on HBV subtype "gdr," including 12 variations of the subtype. It intends to add additional data on the remaining three HBV subtypes over the next three years by continuing the laboratory analysis of its samples. This information is stored on compact discs now available from Ningbo SimplaGene that pharmaceutical, research, and biotechnology institutions can access for their research projects. The data is stored on the compact disc in a format that can be accessed by research software programs, such as Genie, Genscan, Repeatmasker, Sim4-lap, and Blast, which Ningbo SimplaGene Institute believes are commonly used in the bioinformatics industry for analyzing and using the type of data it offers.

     The data offered by Ningbo SimplaGene Institute represents a significant investment of time and money to collect and analyze blood samples. It does not intend to seek patent protection for this data. It does intend to rely on trade secret protection for the data, which it believes to be confidential and proprietary. Through a licensing agreement that each purchaser of the data must sign, unauthorized reproduction and disclosure of the HBV data is prohibited.

     Ningbo SimplaGene Institute is pursuing the development of genomic information on other viruses, including hepatitis C virus, herpes simplex virus, and cytomegalovirus. This development effort may lead to additional data products that might be offered by Ningbo SimplaGene Institute, but we cannot predict whether Ningbo SimplaGene Institute will be successful in this effort, and we have no arrangement or understanding with respect to distributing future products.

Product marketing

     Initially, we intend to offer a license to use the product to users at $50,000, which includes the data compact disc and updates or supplements issued within one year. The license may be renewed for additional one-year terms at $10,000 per year. Product pricing may change as we gain sales experience in the future.

     We intend to use the World Wide Web to market the HBV genetic information to pharmaceutical, research, and biotechnology institutions in the United
States, Canada, and Mexico. We have acquired the Internet URL www.simplageneusa.com and expect to spend $4,000 for the construction of our web site based on a preliminary estimate obtained from an unrelated website design firm. We intend to contract our website development and web hosting to outside parties, but may consider hosting our own site in the future. We have yet to establish any understanding or arrangement with anyone to provide these services.

     We expect the website will be the main focus of our marketing operation. Potential customers will be directed to our website through targeted direct mail and e-mail campaigns. We intend to start with mailings of product materials we develop to medical research facilities and pharmaceutical companies that we are able to obtain contact information for over the Internet. Management believes it can obtain contact information for direct sales efforts from lists maintained by industry organizations, such as the American Liver Foundation, The Society of

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

Infectious Diseases, and The International Society for Interferon and Cytokine Research. Our Website will provide a full description of DNA information available for the virus, the genetic alteration of viral subtypes, and the infectious mechanism of the virus. The site will also include other information of interest on topics such as viral proteins and viral crystal structures, and we will attempt to establish cross-links with other websites containing research findings and breaking news in the life science industry.

     We intend to develop a website that is intuitive and easy to navigate. Customers will be able to place their orders and submit a credit application on-line. Once the credit application is approved, a license agreement will be transmitted to the customer for execution. Upon receiving the executed license agreement and the license fee, we will ship the product to the customer.

     Our success, and the viability of the Internet as an information medium and commercial marketplace, will depend in large part upon the stability and maintenance of the infrastructure for providing Internet access and carrying Internet traffic, including the proper maintenance of root zone servers and domain name zone servers. Failure to develop a reliable network system or timely development and acceptance of complementary products, such as high-speed access systems, could materially harm our marketing effort. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity or due to increased government regulation. All of these facets of Internet commerce are beyond our control.

     The market for HBV genomic information for use in the development of therapeutic and diagnostic products is unproven. We expect to sell our products to customers that are seeking to develop new therapeutic and the diagnostic products based on information derived from the study of the genetic material of viruses. We have not conducted any market studies or other investigations to determine whether there is a meaningful market for the product.

     Our potential customers include universities, and pharmaceutical, research, and biotechnology companies. The capital spending policies of these organizations will have a significant effect on the demand for our products. Policies of private sector institutions are based on a wide variety of factors, including the resources available to make purchases, the spending priorities among various types of research tools and equipment, and policies regarding capital expenditures during recessionary periods. Any decrease in capital spending or change in spending policies of these organizations could adversely affect our marketing efforts. Research institutions that depend on government funding depend on both the level and timing of funding from government sources, which may fluctuate from year to year due to changing policies in resource allocation or may be cut due to budgetary constraints.

Ningbo SimplaGene Institute

     Ningbo SimplaGene Institute is located in Ningbo, Zhejiang Province, China. The sole owner is Dr. Xinbo Wang. Dr. Wang and Ningbo SimplaGene Institute have advised us that:

     o Ningbo SimplaGene Institute has approximately 23 employees and gross annual revenues of approximately $100,000 USD, and

     o Ningbo SimplaGene Institute has accumulated hundreds of thousands of blood samples in China that it stores and analyses to gather genomic information, of which 200,000 have been gathered from persons infected with HBV.

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


Competition

     Numerous university, research, pharmaceutical, and biotechnology institutions collect and analyze biologic material from a wide range of organisms for genomic information. The largest repository for this information is the GenBank established at the National Institutes of Health as a free access database and public resource for human genetic information, as well as for genetic information on tens of thousands of other organisms, including viruses. Ningbo SimplaGene Institute believes the data it proposes to market on HBV is much more comprehensive with respect to variations of subtype than the information available through the GenBank because of the substantial number of samples collected and analyzed by Ningbo SimplaGene Institute over a period of seven years. Ningbo SimplaGene Institute is unaware of any other repository of HBV samples that is significant in relation to the number of samples it has collected. It believes the time and cost of collecting and analyzing such a large group of samples is a meaningful deterrent to someone else doing so. We believe the breadth of information offered by Ningbo SimplaGene Institute on HBV in the data product compared to information currently available from other sources will enable us to generate a meaningful market for the product.

Employees

     We presently have four part-time unpaid officers. If and when we obtain capital to implement our business, we estimate that Dr. Xinbo Wang will contribute on average 10 hours per week, Craig Laughlin will contribute on average 15 hours per week, Jingwei Wang will contribute on average five hours per week, and Jing Deng will contribute on average five hours per week to the business of SimplaGene USA. In addition, we intend to employ consultants, and independent contractors to assist in the development of our web site and marketing materials.

Legal proceedings

     We are not a party to any material pending legal proceedings and, to the best of our knowledge, no such proceedings by or against SimplaGene USA have been threatened.

Facilities

     We have no corporate office space under lease at this time. We use office space at 11900 Wayzata Blvd., Suite 100, Hopkins, MN 55305, provided by Craig Laughlin, a vice president, director, and principal stockholder, without charge, so that we can preserve our capital for implementing our business. The costs associated with the use of the telephone and mailing address are deemed insignificant, as our officer uses the telephone and mailing address d almost entirely by for other business purposes. Mr. Laughlin is under no legal obligation to provide rent-free office space.

                                   MANAGEMENT

     Our business will be managed by our officers and directors. The following persons are the officers and directors of SimplaGene USA:

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

Name                 Age      Position                           Since
----                 ---      --------                           -----
Xinbo Wang           35       President and Director             August 2002

Craig S. Laughlin    52       Vice President, Secretary and      August 2002
                              Director

Jingwei Wang         63       Vice President, and Director       August 2002

Jing Deng            35       Vice President, and Director       August 2002

     All directors hold office until the next annual meeting of stockholders and until their successors are elected and qualify. Officers serve at the discretion of our board.

Biographies

     The following are brief biographies of the officers and directors:

     Dr. Xinbo Wang, President and Director. Dr. Wang is the founder in April, 1996, of Ningbo SimplaGene Institute, and has served as president since that time being primarily responsible for strategy development, management, and marketing. Dr. Wang studied in the Department of Life Science and Technology at Tsinghua University from 1985-1989, and earned a PhD in Neuroscience, University of Illinois at Urbana-Champaign, in March of 1994. Dr. Wang is the son of Jingwei Wang.

     Craig S. Laughlin, Vice President, Secretary, and Director. Mr. Laughlin is the founder and President of SRC Funding, Inc., which has provided for the past five years corporate and business consulting services to early stage companies. From June 2001, to the present, he has served as chairman and secretary of Merlin Marketing International, Inc., a privately held Nevada corporation engaged in the business of distributing sound system components. He has served for the past five years and continues to serve as a director of Gold Standard Medical, Inc., a company that holds certain patent rights to a blood gas monitoring device, but has suspended further research and development of the technology pending reorganization of the company and obtaining additional capital. During a three-year period ending in August 2000, Mr. Laughlin served as a member of the board of directors of Century Controls International, Inc., a publicly held company engaged in the business of designing, manufacturing and marketing a line of proprietary control devices used in the management of large commercial and industrial steam boilers and of certain manufacturing processes. See the discussion below regarding Mr. Laughlin's involvement in blank check companies.

     Jingwei Wang, Vice President and Director. From April 1997 to the present, Jingwei Wang has served as chief executive officer of Ningbo SimplaGene Institute, where he is responsible for general management and administration.

     Jing Deng, Vice President and Director. From May 1996 to the present, Jing Deng has served as vice president in charge of research and development at Ningbo SimplaGene Institute. He earned an MS degree in biochemistry from Rutgers University in New Jersey in 1992.

Prior blank check involvement

     None of our officers and directors, other than Craig Laughlin, has had any involvement in blank check companies.

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

     Mr. Laughlin served from February 1999 to March 2001 as the sole officer and director of Future Technologies, Inc. At the time Mr. Laughlin became an officer and director of Future Technologies, it had been an inactive shell corporation for ten years and had no assets or liabilities. As the sole officer he

     o    uncovered and collected corporate records,

     o    brought Future Technologies current in its state corporate filings,

     o coordinated with the independent accountants to prepare audited financial statements,

     o worked with outside counsel to prepare and file a registration statement on Form 10-SB under the Securities Exchange Act of 1934,

     o located a broker-dealer to make a market in the common stock of Future Technologies, and

     o evaluated prospective business ventures for participation by Future Technologies.

     In February, 2001, Future Technologies issued 12,873,944 shares of restricted common stock to the shareholders of SE Global Equities, Inc., a Cayman Islands corporation and majority owned subsidiary of Capital Alliance Group, Inc., of Vancouver, Canada, in exchange for all of the capital shares of SE Global Equities held by its shareholders. SE Global Equities operates an Internet financial center for exploring worldwide investments through an established global alliance network of brokers and information providers. Mr. Laughlin had no relationship with SE Global Equities or Capital Alliance Group prior to the exchange transaction and has had no relationship with these companies since the transaction. In connection with the acquisition, Mr. Laughlin resigned his positions as an officer and director, which became effective in March 2001. Prior to the exchange transaction, Mr. Laughlin was the beneficial owner of 1,115,904 shares of Future Technologies common stock. He sold in private transactions 739,183 shares to unrelated third parties for $251,683, so that after the exchange transaction he held 375,904 shares of Future Technologies common stock. He received no compensation from Future Technologies for his service as an officer and director or in connection with the share exchange to acquire SE Global Equities.


     Mr. Laughlin served from December 1999 to August 2002 as the sole officer and director of Shallbetter Industries, Inc. At the time Mr. Laughlin became an officer and director of Shallbetter Industries, it had been an inactive shell corporation for 17 years and had no assets or liabilities. As the sole officer he performed the same services for Shallbetter Industries that he performed for Future Technologies. In June 2002, Mr. Laughlin decided to devote his time to his other business activities and terminate his relationship with Shallbetter Industries as an officer, director, and principal stockholder. In June 2002 he sold 937,500 shares of common stock of Shallbetter Industries to an unrelated third party in a privately negotiated transaction for $223,000 and resigned his positions as an officer and director, which became effective in August 2002. After this transaction, he continued to hold 62,500 shares of Shallbetter common stock. Mr. Laughlin received no compensation from Shallbetter for his service as an officer and director.

                                  COMPENSATION

     Our executive officers will initially render services on a part-time basis as required for the development of our web site and marketing materials, and make initial contacts with prospective users of the data product. Our executive officers will provide such services without compensation in consideration of the benefits they expect to derive as stockholders from commencement of business operations, and because SimplaGene USA will not have the capital to pay compensation unless it generates revenue from operations or obtains additional financing. At such time as we have sufficient capital, we expect we will enter into formal arrangements to compensate our executive officers for their services on terms yet to be decided. Furthermore, if we are successful in establishing meaningful operations, we expect our executive officers will commit more time to the business and we will evaluate hiring employees to support the development of our business.

                             PRINCIPAL STOCKHOLDERS

     The following table sets for the beneficial ownership of our common stock as of the date of this prospectus, and as adjusted to reflect the sale of the shares offered, for each of our current stockholders, who are also all of our officers and directors.

                                                      Percent of Class
Name and Address                     Number of      Before       After
----------------                       Shares      Offering     Offering
                                    -------------  ----------  -----------

Dr. Xinbo Wang                      1,000,000        51.3         33.9
Central Garden D-22-D
Ningbo, Zhejiang Province, 315010
People's Republic of China

Craig Laughlin                        500,000        25.6         16.9
11900 Wayzata Way, Suite 100
Hopkins, MN 55305

Jingwei Wang                          150,000         7.7          5.1
50 Lantian Road, No. 35, Room 401
Ningbo, Zhejiang Province, 315010
People's Republic of China

Jing Deng                             300,000        15.4         10.2
No. 7 Dong Jiao Min Xiang,
Bldg. 2, Rm. 904
Beijing, 100005
People's Republic of China

All Executive officers and          1,950,000         100         66.1
  Directors as a Group (4 persons)

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Each of the officers and directors purchased common stock of SimplaGene USA in connection with its initial formation in August 2002. The number of shares and consideration paid in cash is as follows:

Dr. Xinbo Wang              1,000,000 shares                 $10,000
Craig Laughlin                500,000 shares                  $5,000
Jingwei Wang                  150,000 shares                  $1,500
Jing Deng                     300,000 shares                  $3,000

     Dr. Xinbo Wang, Jingwei Wang, and Jing Deng, who are officers, directors, and stockholder of SimplaGene USA, are the president, chief executive officer, and vice president, respectively, of Ningbo SimplaGene Institute. Further, Dr.

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

Xinbo Wang is the sole owner of Ningbo SimplaGene Institute. Under our distribution agreement with Ningbo SimplaGene Institute, we hold the exclusive right to distribute the HBV data product in the United States, Canada, and Mexico. Xiaoying Wang, the marketing manager of Ningbo SimplaGene Institute who is also the sister of Dr. Xinbo Wang and the daughter of Jingwei Wang, signed the distribution agreement for Ningbo SimplaGene Institute. Under the distribution agreement, we purchase the product at a 30% discount to the actual sale price of the product license and renewals we receive from a customer. Ningbo SimplaGene Institute may adjust the selling price by giving us 60 days advance notice of the new pricing. The hepatitis B virus data is produced and delivered in the form of a compact disc with data files. It is the responsibility of Ningbo SimplaGene Institute to produce and deliver the product to us for redelivery to the end user against purchase orders we place. Under the terms of our distribution agreement with Ningbo SimplaGene Institute, it will maintain an inventory of product at our office and we will not have to pay for any product until it is sold.

     We have no corporate office space under lease at this time. We use approximately 250 square feet of office space and telephone service at 11900 Wayzata Blvd., Suite 100, Hopkins, MN 55305, provided by Craig Laughlin, a vice president, director, and principal stockholder, without charge, so that we can preserve our capital for implementing our business. Mr. Laughlin has also agreed to provide without charge the use of a computer that is capable of operating the functions of our website established for the business. The costs associated with the use of the office space, telephone and computer are deemed insignificant, as our officer uses these items for other business purposes. Mr. Laughlin is under no legal obligation to provide rent-free office space and equipment.

                          DESCRIPTION OF THE SECURITIES

Common stock

     We are authorized to issue up to 50,000,000 shares of common stock. As of August 31, 2002, there are 1,950,000 shares of common stock issued and outstanding.

     The holders of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available.

     We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Preferred stock

     We are authorized to issue up to 10,000,000 shares of preferred stock. As of August 31, 2002, there are no shares of preferred stock issued and outstanding.

     Our preferred stock may be issued from time to time in one or more series, with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issue of such stock adopted from time to time by our board of directors. Our board of directors are expressly authorized to fix:

      o     Voting rights
      o     The consideration for which the shares are to be issued
      o     The number of shares constituting each series
      o Whether the shares are subject to redemption and the terms of redemption
      o The rate of dividends, if any, and the preferences and whether such dividends shall be cumulative or noncumulative
      o The rights of preferred stockholders regarding liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of SimplaGene USA
      o The rights of preferred stockholders regarding conversion or exchange of shares for another class of our shares

     The availability of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging takeover proposals, and the issuance of preferred stock could have the effect of delaying or preventing a change in control of SimplaGene USA not approved by the board of directors.

Transfer agent

     Fidelity Transfer Company, Inc., 1981 E. 1800 South West Temple, Salt Lake City, Utah 84115 is our transfer agent.

                        Shares Available for Future Sale

     As of the date of this prospectus, there are 1,950,000 shares of our common stock issued and outstanding, all of which is held by our officers and directors. We have not granted to anyone any options, warrants, or other rights to acquire shares of our common stock. The 1,950,000 outstanding shares are "restricted securities" and are subject to the resale limitations of Rule 144 adopted under the Securities Act of 1933. All 1,950,000 shares are available for resale under Rule 144 in August 2003, subject to compliance with the volume limitation and other conditions of that rule. SimplaGene USA has no agreement or other arrangement for registering these shares for resale under the Securities Act of 1933.

     Rule 144 governs resale of "restricted securities" for the account of any person, other than an issuer, and restricted and unrestricted securities for the account of an "affiliate" of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer or its affiliates, which were not issued or sold in connection with a public offering registered under the Securities Act of 1933. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with the issuer. Affiliates may include directors, executive officers, and person directly or indirectly owning 10 percent or more of the outstanding common stock. Under Rule 144 unregistered re-sales of restricted common stock cannot be made until it has been held for one year from the later of its acquisition from an affiliate or us. At that time shares of common stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirement, and requirement concerning publicly available information about us. Re-sales by our affiliates of restricted and unrestricted common stock are subject to the applicable requirements. The volume limitations provide that a person, or persons who must aggregate their sales, cannot, within any three-month period, sell more that the greater of one percent of the then outstanding shares, or the average weekly reported trading volume during the four calendar weeks preceding each such sale. A non-affiliate may resell restricted common stock that has been held for two years free of the applicable requirements.

           MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     We currently have four holders of record of our common stock. There is no market for our common stock. Presently, we are privately owned, and there is no market for any of our securities. This is our initial public offering.

     Most initial public offerings are underwritten by a registered broker-dealer firm or an underwriting group. These underwriters generally will act as market makers in the stock of a company they underwrite to help insure a public market for the stock. This offering is to be sold by our officers and directors. We have no commitment from any brokers to sell shares in this offering. As a result, we will not have the typical broker public market interest normally generated with an initial public offering. If we are successful in completing the offering, we will seek one or more broker-dealers willing to make a market in our common stock and, to that end, file an application for publishing quotations for our stock on the "pink sheets" of the National Quotation Bureau or the OTC Bulletin Board of the National Association of Securities Dealers, Inc. We have not contacted any broker-dealer about making a market in our common stock, and cannot predict whether any broker-dealer will do so. Lack of a market for shares of our common stock could adversely affect a shareholder in the event a shareholder desires to sell his shares.

     Currently, there is no public trading market for our securities and there can be no assurance that any market will develop. If a market develops for our securities, it will likely be limited, sporadic, and highly volatile.

     Broker-dealers are subject to certain restrictions when they deal in our securities that impair the liquidity of the common stock. Public trading of the common stock is covered by the Penny Stock rule adopted under the Securities Exchange Act of 1934, which imposes certain sales practice requirements on broker-dealers who sell certain designated securities to persons other than established customers and certain categories of investors. A penny stock is a stock that is not listed on a national securities exchange or Nasdaq, is listed in the "pink sheets" or on the NASD OTC Bulletin Board, has a price per share of less than $5.00, and is issued by a company with net tangible assets less than $5 million. For transactions covered by the Rule, the broker-dealer must make a suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to sale. Under certain circumstances, the purchaser may enjoy the right to rescind the transaction within a certain period of time. Consequently, so long as the common stock is a designated security under the Rule, the ability of broker-dealers to effect certain trades may be adversely affected, thereby impeding the development of a meaningful market in the common stock.

                              PLAN OF DISTRIBUTION

     The common shares are offered by SimplaGene USA on a self-underwritten basis through Dr. Xinbo Wang, an officer and director. We have appointed Associated Bank Minnesota, NA, Minneapolis, Minnesota, as the escrow agent who will hold proceeds from the sale of shares until $100,000 in subscriptions has been received. If we have not received $100,000 within 90 days from the date of this prospectus, unless extended by us for up to an additional 30 days, funds will be promptly returned to investors without interest and without any deductions. We determined the offering price of $0.10 per share arbitrarily, and such price bears no relation to book value or any other recognized criteria of value. Our directors and officers may purchase shares in this offering on the same terms as you, but purchases by any one such person shall not exceed 50,000 shares with a gross purchase price of $5,000 and any shares so purchased can only be resold in the public market by satisfying the conditions of Rule 144, other than the holding period requirement.

     In order to buy our shares, you must complete and sign the subscription agreement that is available from us, and make payment of the purchase price for each share purchased either in cash or by check payable to the order of Associated Bank Minnesota, NA, SimplaGene USA Escrow Account. The subscription agreement which shall include the name, address, social security or other tax identification number of each subscriber and the date and amount of each subscription will be included with each deposit made into the escrow account.

     The sole duty of Associated Bank Minnesota, NA, as escrow agent is to establish and maintain the escrow account, receive and hold the funds deposited on subscriptions, and to promptly return funds to investors if the total shares offered are not sold within 90 days from the date of this prospectus, unless extended by SimplaGene USA for an additional 30 days, or disburse funds to SimplaGene USA if all the shares are sold on a timely basis. We acknowledge that Associated Bank Minnesota, NA, is performing the limited function as escrow agent and that this fact in no way means that Associated Bank Minnesota, NA, has passed in any way upon the merits or qualifications of, or has recommended, or given approval to, any person, security, or transaction.

     Solicitation for purchase of our shares will be made only by means of this prospectus and communications with Dr. Xinbo Wang who is employed to perform substantial duties unrelated to the offering, will not receive any commission or compensation for his efforts, and is not associated with a broker or dealer based on our determination that he is exempt from registration as a broker-dealer under Rule 3a4-1 adopted under the Securities Exchange Act of 1934.

     Our articles of incorporation provide that no officer or director shall be personally liable to the corporation or its shareholders for money damages except as provided pursuant to the Nevada Revised Statutes. Our bylaws provide that we will indemnify and hold harmless, to the full extent allowed by the laws of the state of Nevada, each person who was, or is threatened to be made a party to, or is otherwise involved in any threatened proceedings by reason of the fact that he or she is or was a director or officer of SimplaGene USA or is or was serving at the request of SimplaGene USA as a director, officer, partner, trustee, employee, or agent of another entity, against all losses, claims, damages, liabilities and expenses actually and reasonably incurred or suffered in connection with such proceedings.

     The indemnification sections of the Nevada Revised Statutes state that a corporation may indemnify any person who is a party or is threatened to be made a party to any threatened, pending, or completed suit or proceeding, whether civil, criminal, or administrative, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another entity, against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement reasonably incurred by him in connection with the action, suit, or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The termination of any suit or proceeding, other than one by or in the right of the corporation, by judgment, settlement, conviction, or upon a plea of nolo contendere, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful. With respect to an action by or in the right of the corporation, indemnification may not be made for any claim, issue, or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers, and controlling persons of SimplaGene USA pursuant to the foregoing provisions, or otherwise, SimplaGene USA has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                                  LEGAL MATTERS

     The legality of the issuance of the shares offered and certain other matters will be passed upon for SimplaGene USA by the law firm of Cohne, Rappaport & Segal, P.C., Salt Lake City, Utah.

                                     EXPERTS

     The financial statements of SimplaGene USA as of August 31, 2002, appearing in this prospectus and registration statement have been audited by S.W. Hatfield, CPA, independent auditors, as set forth in their report appearing elsewhere, and are included in reliance upon such report given upon the authority of S.W. Hatfield, CPA, as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     We have filed a registration statement on Form SB-2 under the Securities Act of 1933, with respect to the shares offered. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules. For further information with respect to SimplaGene USA and the shares offered, reference is made to the registration statement and the exhibits and schedules filed with the Securities and Exchange Commission. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement, and the exhibits and schedules, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, telephone 1-800-SEC-0330, and copies of all or any part of the registration statement may be obtained from the Commission upon payment of a prescribed fee. This information is also available from the Commission's Internet web site at www.sec.gov.

                              SIMPLAGENE USA, INC.

                                    CONTENTS


                                                                       Page
                                                                       ----
Report of Independent Certified Public Accountants                     F-2

Financial Statements

  Balance Sheets
   as of August 31, 2002                                               F-3

  Statements of Operations
   for the period from August 2, 2002 (date of
     incorporation) through August 31, 2002                            F-4

  Statement of Changes in Shareholders' Equity
   for the period from August 2, 2002 (date of
     incorporation) through August 31, 2002                            F-5

  Statements of Cash Flows
   for the period from August 2, 2002 (date of
     incorporation) through August 31, 2002                            F-6

  Notes to Financial Statements                                        F-7

S. W. HATFIELD, CPA certified public accountants

Member: Texas Society of Certified Public Accountants
        Press Club of Dallas


              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors and Shareholders
SimplaGene USA, Inc.

We have audited the accompanying balance sheet of SimplaGene USA, Inc. (a Nevada corporation and a development stage company) as of August 31, 2002 and the related statements of operations and comprehensive income, changes in shareholders' equity and cash flows for the period from August 2, 2002 (date of incorporation) through August 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SimplaGene USA, Inc. as of August 31, 2002 and the results of its operations and cash flows for the period from August 2, 2002 (date of incorporation) through August 31, 2002, in conformity with generally accepted accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company is in the organization and start-up phase. The Company is primarily dependent upon its initial capitalization and the proceeds of an initial public offering of the Company's equity securities to provide working capital. This situation raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not contain any adjustments that might result from the outcome of these uncertainties.



                                               S. W. HATFIELD, CPA
Dallas, Texas
September 11, 2002

                     Use our past to assist your future sm
(secure mailing address)                   (overnight delivery/shipping address)
P. O. Box 820395                               9002 Green Oaks Circle, 2nd Floor
Dallas, Texas  75382-0395                               Dallas, Texas 75243-7212
214-342-9635 (voice)                                          (fax) 214-342-9601
800-244-0639                                                      SWHCPA@aol.com

                              SIMPLAGENE USA, INC.
                        (a development stage enterprise)
                                  BALANCE SHEET
                                 August 31, 2002


                                                                      August 31,
                                                                         2002
                                                                      ----------
                                     ASSETS
Current assets
  Cash on hand and in bank                                             $19,500
                                                                        ------

     Total current assets                                               19,500
                                                                        ------

Total Assets                                                           $19,500
                                                                        ======



                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Accounts payable - trade                                             $     -
                                                                        ------



Commitments and contingencies


Stockholders' equity
  Preferred stock - $0.001 par value
   10,000,000 shares authorized.
   None issued and outstanding.                                              -
  Common stock - $0.001 par value.
   50,000,000 shares authorized.
   1,950,000 shares issued and outstanding                               1,950
  Additional paid-in capital                                            17,550
  Deficit accumulated during the development stage                           -
                                                                        ------


   Total stockholders' equity                                           19,500
                                                                        ------

Total Liabilities and Stockholders' Equity                             $19,500
                                                                        ======

   The accompanying notes are an integral part of these financial statements.

                              SIMPLAGENE USA, INC.
                        (a development stage enterprise)
          STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME Period from
         August 2, 2002 (date of incorporation) through August 31, 2002


                                                                Period from
                                                              August 2, 2002
                                                         (date of incorporation)
                                                                  through
                                                              August 31, 2002
                                                              ---------------
Revenues                                                         $     -

Cost of Sales                                                          -
                                                                 ---------

Gross Profit                                                           -
                                                                 ---------

Operating expenses
  Organizational and start-up costs                                    -
  General and administrative expenses                                  -
  Depreciation and amortization                                        -
                                                                 ---------

   Total operating expenses                                            -
                                                                 ---------

Loss from operations and
  before provision for income taxes                                    -

Provision for income taxes                                             -
                                                                 ---------

Net Income                                                             -

Other comprehensive income                                             -
                                                                 ---------

Comprehensive Income                                             $     -
                                                                 =========

Loss per weighted-average share of common stock outstanding,
  computed on net loss - basic and fully diluted                      nil
                                                                 =========
Weighted-average number of common shares outstanding             1,950,000
                                                                 =========

   The accompanying notes are an integral part of these financial statements.

                              SIMPLAGENE USA, INC.
                        (a development stage enterprise)
         STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY Period from August
             2, 2002 (date of incorporation) through August 31, 2002


                                                            Deficit
                                                          accumulated
                                            Additional    during the
                           Common Stock      paid-in      development
                       Shares      Amount    capital         stage       Total
                       ---------   ------    -------       --------     -------
Common stock
  issued at initial
  capitalization       1,950,000   $1,950    $17,550       $     -      $19,500

Net income
  for the period               -        -          -             -            -
                       ---------   ------    -------       --------     -------

Balances at
  August 31, 2002      1,950,000   $1,950    $17,550       $     -      $19,500
                       =========   ======    =======       ========     =======



   The accompanying notes are an integral part of these financial statements.

                              SIMPLAGENE USA, INC.
                        (a development stage enterprise)
                            STATEMENTS OF CASH FLOWS
  Period from August 2, 2002 (date of incorporation) through August 31, 2002


                                                              Period from
                                                             August 2, 2002
                                                         (date of incorporation)
                                                                through
                                                             August 31, 2002
                                                             ---------------
Cash flows from operating activities
  Net income for the period                                     $       -
  Adjustments to reconcile net loss to net
   cash provided by operating activities
     Depreciation and amortization                                      -
                                                             ---------------

Net cash used in operating activities                                   -
                                                             ---------------


Cash flows from investing activities                                    -
                                                             ---------------

Cash flows from financing activities
  Proceeds from sale of common stock                               19,500
                                                             ---------------

Net cash provided by financing activities                          19,500
                                                             ---------------

Increase in Cash                                                   19,500

Cash at beginning of period                                             -
                                                             ---------------


Cash at end of period                                           $  19,500
                                                             ===============

Supplemental disclosure of
  interest and income taxes paid
  Interest paid for the period                                  $       -
                                                             ===============
  Income taxes paid for the period                              $       -
                                                             ===============



   The accompanying notes are an integral part of these financial statements.

                              SIMPLAGENE USA, INC.
                        (a development stage enterprise)

                          NOTES TO FINANCIAL STATEMENTS


NOTE A - Organization and Description of Business

SimplaGene USA, Inc. (Company) was incorporated on August 2, 2002 under the laws of the State of Nevada. The Company was formed to sell genetic information to the scientific and medical research communities.

The Company has had no substantial operations or substantial assets since inception. Accordingly, the Company is considered in the development stage.


NOTE B - Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company follows the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America and has adopted a year-end of August 31.

Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company's system of internal accounting control is designed to assure, among other items, that 1) recorded transactions are valid; 2) valid transactions are recorded; and 3) transactions are recorded in the proper period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the Company for the respective periods being presented

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

For segment reporting purposes, the Company operated in only one industry segment during the periods represented in the accompanying financial statements and makes all operating decisions and allocates resources based on the best benefit to the Company as a whole.


NOTE C - Going Concern Uncertainty

As the Company has just been formed and is in the process of formalizing its initial business plan, the Company is considered in the development stage and, as such, has generated no significant operating revenues.

The Company's current management anticipates that the initial capitalization will be sufficient to maintain the corporate status of the Company in the immediate future. Because of the Company's lack of operating assets, the Company's continuance may become fully dependent either future sales of securities and/or advances or loans from significant stockholders or corporate officers to provide sufficient working capital to preserve the integrity of the corporate entity during the development phase.

                              SIMPLAGENE USA, INC.
                        (a development stage enterprise)

                   NOTES TO FINANCIAL STATEMENTS - CONTINUED


NOTE C - Going Concern Uncertainty - Continued

There is no assurance that the Company will be able to obtain additional funding through the sales of additional securities or, that such funding, if available, will be obtained on terms favorable to or affordable by the Company.

It is the intent of management and significant stockholders to provide sufficient working capital necessary to support and preserve the integrity of the corporate entity. However, there is no legal obligation for either management or significant stockholders to provide additional future funding.


NOTE D - Summary of Significant Accounting Policies

1. Cash and cash equivalents

     For Statement of Cash Flows purposes, the Company considers all cash on hand and in banks, including accounts in book overdraft positions, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

     Cash overdraft positions may occur from time to time due to the timing of making bank deposits and releasing checks, in accordance with the Company's cash management policies.

2. Organization costs

     The Company has adopted the provisions of AICPA Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" whereby all organization and initial costs incurred with the incorporation and initial capitalization of the Company were charged to operations as incurred.

3. Income Taxes

     The Company uses the asset and liability method of accounting for income taxes. At August 31, 2002, the deferred tax asset and deferred tax liability accounts, as recorded when material to the financial statements, are entirely the result of temporary differences. Temporary differences represent differences in the recognition of assets and liabilities for tax and financial reporting purposes, primarily accumulated depreciation and amortization, allowance for doubtful accounts and vacation accruals.

     As of August 31, 2002, the deferred tax asset related to the Company's net operating loss carryforward is fully reserved. If these carryforwards are not utilized, they will begin to expire in 2020.

4. Earnings (loss) per share

     Basic  earnings  (loss) per share is computed  by  dividing  the net income
     (loss) by the weighted-average number of shares of common stock and common stock equivalents (primarily outstanding options and warrants). Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method. The calculation of fully diluted earnings (loss) per share assumes the dilutive effect of the exercise of outstanding options and warrants at either the beginning of the respective period presented or the date of issuance, whichever is later. As of August 31, 2002, the Company had no warrants and/or options outstanding.

                              SIMPLAGENE USA, INC.
                        (a development stage enterprise)

                   NOTES TO FINANCIAL STATEMENTS - CONTINUED


NOTE E - Fair Value of Financial Instruments

The carrying amount of cash, accounts receivable, accounts payable and notes payable, as applicable, approximates fair value due to the short term nature of these items and/or the current interest rates payable in relation to current market conditions.


NOTE F - Equity Transactions

At its August 2, 2002 capitalization, the Company sold an aggregate 1,950,000 shares of restricted, unregistered common stock to its initial shareholders for gross proceeds of approximately $19,500.

=======================================     ====================================
Until _____________, 2003, all dealers
that effect transactions in these
securities, whether or not
participating in this offering, may be
required to deliver a prospectus.  This                 $100,000
is in addition to the dealers'
obligation to deliver a prospectus when
acting as underwriters and with respect
to their unsold allotments or
subscriptions.                                    SIMPLAGENE USA, INC.

-------------------------------
TABLE OF CONTENTS
------------------------------                      1,000,000 Shares
                                                      Common Stock
Prospectus Summary                    2             $0.001 Par Value
Risk Factors                          3
Forward-Looking Statements            5
Dilution and Comparative Data         5           ---------------------
Use of Proceeds                       6                PROSPECTUS
Capitalization                        6           ---------------------
Plan of Operation                     7
Business                              9
Management                           13
Compensation                         15
Principal Stockholders               16
Certain Relationships and Related
Transactions                         16          ___________________ 2003
Description of the Securities        17
Shares Available for Future Sale     18
Market for Common Stock              19
Plan of Distribution                 19
Legal Matters                        21
Experts                              21
Additional Information               21
Index to Financial Statements       F-1

No dealer, salesperson or other person
has been authorized to give any
information or to make any
representations other than those
contained in this prospectus and,
if given or made, such information or
representations must not be relied
upon as having been authorized by us.
This prospectus does not constitute
an offer to sell or a solicitation of
an offer to buy any of the securities
offered to whom it is unlawful to make
such offer in any jurisdiction. Neither
the delivery of this prospectus nor any
sale made shall, under any circumstances, create any implication that information contained in this prospectus is correct as of any time subsequent to the date of this prospectus or that there has been no change in the affairs of SimplaGene USA since such date.

=======================================     ====================================

                                    PART II.

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Nevada law provides liberal indemnification of officers and directors of Nevada corporations.

     Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any officer, Director, employee, or agent, who is, was, or is threatened to be, made a party to any action, whether civil, criminal, administrative, or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was an officer, director, employee, or agent, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of a criminal action, he had no reasonable cause to believe that his conduct was unlawful. In the case in which a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of such action, the corporation must indemnify him for expenses, including attorneys fees, actually and reasonably incurred by him. Insofar as indemnification for liabilities arising under the federal securities laws may be permitted to directors and controlling persons of the issuer, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the law and is, therefore, unenforceable. In the event a demand for indemnification is made, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the law and will be governed by the final adjudication of such issue.

     Our Articles and By-Laws provide for the mandatory indemnification and reimbursement of any director or officer against expenses actually and necessarily incurred by them in connection with the defense of an action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of the corporation, except in relation to matters as to which any such director or officer shall be adjudged to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under By-Law, agreement, and vote of shareholders or otherwise.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised, that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses in connection with this registration statement. We will pay all expenses of the offering. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Securities   and   Exchange   Commission            $          10
Filing Fee
Printing Fees and Expenses                                  1,000
Legal Fees and Expenses                                    10,000
Accounting Fees and Expenses                                3,500
Blue Sky Fees and Expenses                                  1,000

                                       I

Trustee's and Registrar's Fees                              1,400
Federal and state taxes                                         0
Miscellaneous                                                 500
                                                         --------
TOTAL                                               $      17,510

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     In August of 2002, we issued 1,950,000 shares of common stock to our four founders who are also officers and directors for $19,500. Since each of the purchasers was a director at the time of purchase, each had been involved in the formation of the business and the development of its business plan, and each had access to all information pertaining to SimplaGene USA and its proposed business. There was no public solicitation in connection with the offer and sale. Consequently, we believe this transaction was exempt from registration under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

ITEM 27.  EXHIBITS.

     The following documents are included as exhibits to this registration statement.

   Exhibit    Title of Document                                     Location*
     No.

     3.1      Articles of Incorporation                           Initial Filing
                                                                    Page E-1

     3.2      By-Laws                                             Initial Filing
                                                                    Page E-6

     5.1      Opinion on Legality                                   Am. No. 1
                                                                    Page E-1

    10.1      Master  Distribution  Agreement dated September     Initial Filing
               10, 2002, with Ningbo SimplaGene Institute           Page E-21

    10.2      Proposed Form of Product License Agreement          Initial Filing
                                                                    Page E-25

    23.1      Consent of Cohne, Rappaport & Segal, PC                   *

    23.2      Consent of S.W. Hatfield, CPA                         Am. No. 3
                                                                    Page E-1

    24.1      Power of Attorney                                        **

    99.1      Proceeds Escrow Agreement                             Am. No. 1
                                                                    Page E-4

    99.2      Form of Subscription Agreement                        Am. No. 1
                                                                    Page E-11

                                       II

*    The referenced consent is included in Exhibit 5.1.


** The power of attorney from the directors and officers regarding execution of the registration statement and amendments thereto is presented on the signature page, Pages V and VI of Part II, of the registration statement.

ITEM 28.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in this registration statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling persons of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission

                                      III
     pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                       IV

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Minneapolis, State of Minnesota on January 6, 2003.

                                   SIMPLAGENE USA, INC.


                                   By /s/ Craig S. Laughlin, Vice President
                                      Principal Financial and Accounting Officer


     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:


/s/ Xinbo Wang, Chief Executive Officer  Date: January 7, 2003
 and Director


/s/ Craig Laughlin, Director             Date: January 6, 2003


/s/ Jingwei Wang, Director               Date: January 7, 2003


/s/ Jing Deng, Director                  Date: January 7, 2003




                                POWER OF ATTORNEY

     Know all men by these presents, that each person whose signature appears below constitutes and appoints Craig Laughlin (with full power to each of them to act alone) as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, including registration statements filed or amendments made pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other document necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all

                                       V
that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


/s/ Xinbo Wang, Chief Executive Officer  Date: January 7, 2003
 and Director


/s/ Jingwei Wang, Director               Date: January 7, 2003


/s/ Jing Deng, Director                  Date: January 7, 2003



                                       VI